Delaware The First State	Page 1

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "NATIONAL LAMPOON, INC.", FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF AUGUST, A.D. 2008, AT 1:18 O'CLOCK P.M.

3562246 8100 080887709	/s/ Harriet Smith Windsor Harriet Smith Windsor, Secretary of State AUTHENTICATION: 6803297 DATE: 08-20-08

Secretary of State Division of Corporations Delivered 01:18 PM 08/18/2008 FILED 01:18 PM 08/18/2008. SRV 080879716 - 3562246 FILE

CERTIFICATE OF DESIGNATIONS,
PREFERENCES, RIGHTS AND LIMITATIONS or
SERIES D CONVERTIBLE PREFERRED STOCK OF
NATIONAL LAMPOON, INC.

    Pursuant to Section 151 of the General Corporation Law of the State of Delaware NATIONAL LAMPOON, INC., a corporation organized and existing under the General Corporation Law of the state of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

    That, pursuant to the authority expressly vested in the Board of Directors by Article 5 of the Certificate of Incorporation of the Corporation (as amended from time to time, the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors duly adopted a resolution providing for the issuance of up to Five Hundred Thousand (500,000) shares of Series D Convertible Preferred Stock, which resolution is as follows:

    RESOLVED by the Board of Directors of National Lampoon, inc., a Delaware corporation (the"Corporation"), that one (1) series of the class of authorized Preferred Stock, $0.0001 par value per share, of the Corporation (the "Preferred Stock") to be designated the Series D Convertible Preferred Stock (the "Series D) Preferred") is hereby created, and that the designations and amounts thereof and the voting powers, preferences and relative, participating optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

    Number of Series Authorized Shares: Series D Convertible Preferred Stock 500,000

    Section 1. Number of Shares. The number of shares constituting the Series D Preferred shall be as set forth above. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series D Preferred to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of any outstanding options, rights or warrants, or upon the conversion of any outstanding securities or rights issued by the Corporation convertible into the Series D Preferred.

    Section 2. Ownership. Series D Preferred may be issued only to holders of the Corporation's Series B Convertible Preferred Stock or the Corporation's Series C Convertible Preferred Stock or to their assigns or designees.

    Section 3. Ranking. Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the assets of the Corporation legally available for distribution, if arly, following any distribution required to be made to the holders of the Corporation's Series B Convertible Preferred Stock and the Corporation's Series C Convertible Preferred Stock, shall be distributed ratably to the holders of the Common Stock and the Series D Preferred Stock, with all holders of Series D Preferred Stock being treated as if they were holders of the number of shares of Common Stock into which their shares of Series D Preferred Stock could be converted in accordance with Section 5.

    Section 4. Voting. Except as may be otherwise provided in this Certificate of Desigutions or as otherwise required by applicable law, the Series D Preferred shall not have the right to Vote.

    Section 5. Conversion.

    (a) The Series D Preferred may not be converted for a period of 36 months after the date of issuance (the ''Holding Period"), Following the expiration of the Holding Period, at any time and from time to time, any holder of Series D Preferred may convert all or any portion of the Series D Preferred held by such holder into a number of shares of Conversion Stock computed by multiplying the number of shares of Series D Preferred to be converted times 20, with such conversion ratio to be adjusted as provided herein. Irrespective of the foregoing, the Series D Preferred may be converted at any time in connection with a Change in Ownership or a Fundamental Change,

    (b) Except as otherwise provided herein, each conversion of Series D Preferred shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series D Preferred to be oonverted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the converted shares of Series D Preferred, as a holder of Series 13 Preferred as to such shares, shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

    (c) Notwithstanding any other provision hereof, if a conversion of Series D Preferred is to be made in connection with a Change in Ownership or a Fundamental Change, the conversion of any shares of Series D Preferred may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.

    (d) As soon as possible after a conversion has been effected, the Corporation shall deliver to the converting holder,

        (i) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

        (ii) a certificate representing any shares of Series D Preferred which were represented by the certificate or certiEcatcs delivered to the Corporation in connection with such conversion but which were not converted.

    (e) The issuance of certificates for shares of Conversion Stock upon conversion of Series D Preferred shall be made without charge to the holders of such Series D Preferred for any cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock

    (f) The Corporation shall not close its books against the transfer of Series D Preferred or of Conversion Stock issued or issuahie upon conversion of Series D Preferred in any manner which interferes with the timely conversion of Series D Preferred. The Corporation shall assist and cooperate with any holder of shares of Series D Preferred required to make any governments/ filings or obtain any govenunental approval prior to or lit connection with any conversion ofshares of Series D Preferred hereunder (including, without limitation, making any filings required to be made by the Corporation).

    (g) The Corporation strati at all times reserve and keep available out of its authorized. lint unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Series b Preferred, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Series D Preferred. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and rionassessable and free from all taxes, liens and charges,

    (h) If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph, be delivered upon any conversion of the Series D Preferred, the Corporation may, in lieu of delivering the fractional share therefore, pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

    (i) If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the number of shares of Conversion Stock into which each Series D Preferred Share can be converted shall be increased ratably, and if the Corporation at any rime combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the number of shares of Conversion Stock into which each Series D Preferred Share can be converted shall be decreased ratably.

    Section 6. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Series 13 Preferred. Upon the surrender of arty certificate representing Series D Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefore representing in the aggregate the number of shares of Series D Preferred represented by the surrendered certificate. Bach such new certificate shall be registered in such name and shall represent such number of shares of Series D Preferred as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

    Section 7. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shad be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series D Preferred, and in the case of any such loss, theft or destruction, upon receipt of lodemuity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of lice kind representing the number of shares of Series D Preferred of such class represented by such lost, stolen, destroyed Or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated Certificate, and declared dividends shall accrue on the Series D Preferred represented by such new certificate from the date to which dividends have been fullypaid on such lest, stolen, destroyed or mutilated certificate.

    Section 8. Definitions.

    "Change in Ownership" means any sale, transfer or issuance or series of sales, transfers or issuances of shares of the Corporation's capital stock by the Corporation or any holders thereof which results in any Person or group of Persons (as the term "group" is used under the Securities Exchange Act of 1934), other than the holders of Common Stock, the Series )3 Convertible Preferred Stock, the Series C Convertible Preferred Stock and the Series D Preferred owning more than 50% of the Common Stock outstanding at the time of such sale, transfer or issuance or series of sales, transfers or issuances.

    "Common Stock" means, collectively, the Corporation's Common Stock, par value of S0,0001 per share.

    "Conversion Stock" means shares of the Corporation's Common Stook; provided that if there is a change such that the securities issuable upon conversion of the Series D Preferred are issued by 2n entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term "Conversion Stock" shall mean one share of the security issuable upon conversion of the Series D Preferred if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

    "Fundamental Change" means (a) any sale or transfer of more than 50% of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured either by book value accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Corporation's Board of Directors) in any transaction or series of transactions (other than sales in the ordinary course of business) and (b) any merger or consolidation to which the Corporation is a party, except for a merger in which the Corporation is the surviving corporation, the temis of the Series ID Preferred are hot chaired and the Series D Preferred is not exchanged for cash, securities or other property, and after giving effect to such merger, the holders of the Corporation's outstanding capital stock possessing a majority of the voting power (under ordinary circumstances) to elect a. majority of the Corporation's Board of Directors immediately prior to the merger shall continue to own the Corporation's outstanding capital stock possessing the -voting power (under ordinary circurns:ances) to elect a majority of the Corporation's Board of Directors.

    "Market Price" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the closing or East prices of such stock's sales each day (whether sales occurred each day or no) in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined in the reasonable good faith judgment of the Corporation's Board of Directors.

    "Person" means an individual, a partnership, a corporation, a limited liability Coporation, a limited liability, an association, a joint stock Corporation, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

    Section 9. Amendment and Waiver. No amendment, modification or waiver shall be binding or effective with respect to any provision hereof without the afEnnative vote or prior written consent of the holders of a majority of the Series D Preferred outstanding at the time such action is taken; and provided further that DO change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the affirmative vote or prior written consent of the holders of a majority of the Series D Preferred then outstanding.

    Section 10. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall he deemed to have been given when so mailed or sent (i) to the Corporation, at lts principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

    RESOLVED FURTHER, that the Chief Executive Officer of the Corporation is authorized to do or cause to be done all such acts or things and to make, execute and deliver or cause to be made, executed and delivered all such agreements, documents, instruments and certificates in the name and on behalf of the Corporation or otherwise as he deems necessary, desirable or appropriate to execute or carry out the impose and intent of the foregoing resolutions.

    IN WITNESS WHEREOF, National Lampoon, Inc. has caused this Certificate of Designations, Preferences, Rights and Limitations of Series D Convertible Preferred Stock to be signed by its duly authorized officer as of this 4th day of August 2008.

NATIONAL. LAMPOON, INC,

BY: /s/ Daniel S. Laikin
       Daniel S. Laikin
       Chief Executive Officer